QUEST DIAGNOSTICS REPORTS THIRD QUARTER RESULTS

Operating performance improvement continues

MADISON, N.J., OCTOBER 24, 2007—Quest Diagnostics Incorporated (NYSE: DGX), the nation’s leading provider of diagnostic testing, information and services, announced that for the third quarter ended September 30, 2007, income from continuing operations was $150 million, or $0.77 per diluted share, compared to $164 million, or $0.82 per diluted share in the third quarter of 2006. The third quarter of 2007 includes the results of AmeriPath, Inc., which the company acquired on May 31, 2007.

During the quarter, the company initiated discussions with the government to settle claims associated with its investigation of NID, a test kit manufacturing subsidiary closed in 2006. The investigation was first announced in 2004. The company established a reserve of $51 million in the quarter in connection with these claims. As a result, the company reported a loss from discontinued operations of $52 million or $0.27 per diluted share. (See Footnote 8)

Third quarter revenues were $1.8 billion, an increase of 11.6% compared to the prior-year level. The acquisition of AmeriPath increased consolidated revenues by 13%. Clinical testing revenues increased by 10.6%, as compared to the prior year. Clinical testing volume, measured by the number of requisitions, decreased 2.4%, and revenue per requisition increased 13.3%. The acquisition of AmeriPath increased clinical testing volume by 5.5% and revenue per requisition by 8.5%. We estimate that the change in status with UnitedHealthcare reduced consolidated revenues by 4.8% and testing volume by 7.3%.

“I am pleased with our continued progress driving revenue growth, margin improvement and strong cash flow. Our focus on operating efficiencies enabled us to quickly return margins to the prior year level, before AmeriPath,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer. “During the quarter, we began discussions with the government to settle claims related to NID and we are working diligently to resolve this matter.”

For the third quarter, operating income was $306 million, or 17.3% of revenues, compared to $293 million, or 18.5% of revenues in 2006. This reflects the second consecutive quarter of significant improvement in operating income as a percentage of revenues. The acquisition of AmeriPath reduced operating income as a percentage of revenues by approximately 1.5%.

Bad debt expense as a percentage of revenues was 4.8%. Days sales outstanding were 50 days, as compared to 48 days a year ago. The acquisition of AmeriPath increased bad debt expense as a percentage of revenues by approximately 1% and days sales outstanding by 2 days. Cash flow from operations was $291 million compared to $235 million in 2006. During the quarter, the company repaid $152 million of debt, repurchased $41 million of common stock, and made capital expenditures of $54 million.

Year to Date Performance
For the first nine months of 2007, income from continuing operations was $400 million, or $2.05 per diluted share, compared to $474 million, or $2.37 per diluted share in the prior year. Revenues were $4.9 billion, an increase of 4.6% compared to the prior-year level. The acquisition of AmeriPath increased consolidated revenues by 5.8%. The change in status with UnitedHealthcare reduced consolidated revenues by an estimated 4.7%.

Operating income for the first nine months was $779 million, or 15.8% of revenues, compared to $849 million, or 18.0% of revenues in 2006. The decrease was principally due to the change in status with UnitedHealthcare. Cash from operations was $572 million and was reduced by $57 million of fees and other expenses paid in connection with the acquisition of AmeriPath, and compared to $646 million in 2006. During the first nine months of 2007, the company repurchased $146 million of common stock, and made capital expenditures of $143 million. Since the AmeriPath acquisition, the company reduced debt by $192 million.

Outlook for 2007
For the full year 2007, the company currently expects results from continuing operations as follows: adjusted earnings per diluted share of between $2.84 and $2.91; revenues of $6.6 billion to $6.7 billion, with nearly $500 million from AmeriPath; and operating income of approximately 16% of revenues. Over the same period, the company expects cash from operations to approximate $800 million and capital expenditures of between $210 million and $220 million. These estimates exclude $0.04 per share in total first quarter charges associated with workforce reductions and the expense of in-process research and development, and are before potential additional special charges.

About Quest Diagnostics
Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at www.questdiagnostics.com.

Quest Diagnostics will hold its third quarter conference call on October 24, 2007 at 8:30 A.M. Eastern Time. A simulcast of the call and a replay are available via the Internet at: www.questdiagnostics.com and registered analysts may access the call at: www.streetevents.com. In addition, a replay of the call will be available from 10:30 A.M. on October 24 through 11 P.M. on November 21, 2007 to investors in the U.S. by dialing 866-380-6722. Investors outside the U.S. may dial 203-369-0343. No password is required for either number.

The statements in this press release which are not historical facts or information may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the Company include, but are not limited to, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in the Quest Diagnostics 2006 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

– Table follows –

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2007 and 2006
(in millions, except per share and percentage data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2007	2006	2007	2006

Net revenues	$1,767.0	$1,583.2	$4,934.4	$4,719.4

Operating costs and expenses:
Cost of services	1,026.6	933.7	2,927.1	2,776.6
Selling, general and administrative	424.3	354.6	1,204.2	1,061.0
Amortization of intangible assets	8.8	3.0	18.7	7.6
Other operating expense (income), net	1.3	(1.0)	5.1	25.3
Total operating costs and expenses	1,461.0	1,290.3	4,155.1	3,870.5

Operating income	306.0	292.9	779.3	848.9

Other income (expense):
Interest expense, net	(58.7)	(22.8)	(124.4)	(68.8)
Minority share of income	(6.6)	(6.1)	(19.1)	(17.4)
Equity earnings in unconsolidated joint ventures	6.6	6.6	20.1	21.2
Other income (expense), net	0.5	(3.4)	2.8	1.4
Total non-operating expenses, net	(58.2)	(25.7)	(120.6)	(63.6)

Income from continuing operations before taxes	247.8	267.2	658.7	785.3
Income tax expense	97.4	103.4	258.9	310.9
Income from continuing operations	150.4	163.8	399.8	474.4
Loss from discontinued operations, net of taxes	(52.4)	(3.3)	(54.6)	(37.3)
Net income	$98.0	$160.5	$345.2	$437.1

Earnings per common share - basic:
Income from continuing operations	$0.78	$0.83	$2.07	$2.40
Loss from discontinued operations	(0.27)	(0.02)	(0.28)	(0.19)
Net income	$0.51	$0.81	$1.79	$2.21

Earnings per common share – diluted:
Income from continuing operations	$0.77	$0.82	$2.05	$2.37
Loss from discontinued operations	(0.27)	(0.02)	(0.28)	(0.19)
Net income	$0.50	$0.80	$1.77	$2.18

Weighted average common shares outstanding:
Basic	193.4	197.2	193.1	197.9
Diluted	195.6	200.1	195.1	200.6

Operating income as a percentage of net revenues	17.3%	18.5%	15.8%	18.0%

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
September 30, 2007 and December 31, 2006
(in millions, except per share data)

	September 30,	December 31,
	2007	2006
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$164.6	$149.6
Accounts receivable, net	962.9	774.4
Inventories	92.4	78.6
Deferred income taxes	141.5	120.5
Prepaid expenses and other current assets	87.8	67.9
Total current assets	1,449.2	1,191.0
Property, plant and equipment, net	891.5	752.4
Goodwill, net	5,180.9	3,391.0
Intangible assets, net	891.7	193.4
Other assets	169.3	133.7
Total assets	$8,582.6	$5,661.5

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$910.6	$834.0
Short-term borrowings and current portion of long-term debt	292.4	316.9
Total current liabilities	1,203.0	1,150.9
Long-term debt	3,471.8	1,239.1
Other liabilities	579.8	252.3
Stockholders’ equity:
Common stock, par value $0.01 per share; 600 shares
authorized; 213.8 shares issued at both September 30,
2007 and December 31, 2006	2.1	2.1
Additional paid-in capital	2,204.0	2,185.1
Retained earnings	2,082.4	1,800.3
Accumulated other comprehensive income (loss)	34.3	(0.1)
Treasury stock, at cost; 20.2 and 19.8 shares at September 30,
2007 and December 31, 2006, respectively	(994.8)	(968.2)
Total stockholders’ equity	3,328.0	3,019.2
Total liabilities and stockholders’ equity	$8,582.6	$5,661.5

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2007 and 2006
(in millions)
(unaudited)

	Nine Months Ended
	September 30,
	2007	2006

Cash flows from operating activities:
Net income	$345.2	$437.1
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	169.3	148.0
Provision for doubtful accounts	223.0	184.6
Stock-based compensation expense	46.2	53.0
Provision for restructuring and other special charges	51.0	55.8
Deferred income tax provision (benefit)	4.1	(40.8)
Minority share of income	19.1	17.4
Excess tax benefits from stock-based compensation arrangements	(11.7)	(30.7)
Other, net	(3.0)	5.4
Changes in operating assets and liabilities:
Accounts receivable	(264.4)	(297.0)
Accounts payable and accrued expenses	(13.3)	75.2
Integration, settlement and other special charges	(8.9)	(1.7)
Income taxes payable	12.2	52.2
Other assets and liabilities, net	2.9	(12.6)
Net cash provided by operating activities	571.7	645.9

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(1,503.4)	(231.4)
Capital expenditures	(142.9)	(133.5)
(Increase) decrease in investments and other assets	(3.8)	13.6
Net cash used in investing activities	(1,650.1)	(351.3)

Cash flows from financing activities:
Repayments of debt	(2,399.9)	(416.2)
Proceeds from borrowings	3,674.5	375.0
Decrease in book overdrafts	(21.1)	(13.6)
Purchases of treasury stock	(145.7)	(275.9)
Exercise of stock options	69.4	91.7
Excess tax benefits from stock-based compensation arrangements	11.7	30.7
Dividends paid	(58.0)	(57.4)
Distributions to minority partners	(16.3)	(15.2)
Financing costs paid	(21.2)	(0.7)
Net cash provided by (used in) financing activities	1,093.4	(281.6)

Net change in cash and cash equivalents	15.0	13.0

Cash and cash equivalents, beginning of period	149.6	92.1

Cash and cash equivalents, end of period	$164.6	$105.1

Cash paid during the period for:
Interest	$107.6	$72.4
Income taxes	$231.4	$275.4

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(in millions, except per share data)

Income from continuing operations	$150.4	$163.8	$399.8	$474.4
Loss from discontinued operations	(52.4)	(3.3)	(54.6)	(37.3)
Net income available to common stockholders – basic and diluted	$98.0	$160.5	$345.2	$437.1

Weighted average common shares outstanding - basic	193.4	197.2	193.1	197.9

Effect of dilutive securities:
Stock options, restricted common shares and performance share units	2.2	2.9	2.0	2.7

Weighted average common shares outstanding - diluted	195.6	200.1	195.1	200.6

Earnings per common share - basic:
Income from continuing operations	$0.78	$0.83	$2.07	$2.40
Loss from discontinued operations	(0.27)	(0.02)	(0.28)	(0.19)
Net income	$0.51	$0.81	$1.79	$2.21

Earnings per common share - diluted:
Income from continuing operations	$0.77	$0.82	$2.05	$2.37
Loss from discontinued operations	(0.27)	(0.02)	(0.28)	(0.19)
Net income	$0.50	$0.80	$1.77	$2.18

2)	During 2007, the Company initiated plans to adjust its cost structure to match its new volume levels. Costs recorded for workforce reductions amounted to $2.6 million and $16.8 million for the three and nine months ended September 30, 2007, respectively. Of these costs, $1.0 million and $7.5 million for the three and nine months ended September 30, 2007, respectively, were included in cost of services and $1.6 million and $9.3 million for the three and nine months ended September 30, 2007, respectively, were included in selling, general and administrative expenses.

3)	Other operating expense (income), net represents miscellaneous income and expense items related to operating activities including gains and losses associated with the disposal of operating assets and provisions for restructurings and other special charges. For the nine months ended September 30, 2007, other operating expense (income), net includes a first quarter charge of $4.0 million related to in-process research and development expense associated with HemoCue, which the Company acquired on January 31, 2007.

During the first quarter of 2006, the Company finalized its plan related to the integration of LabOne, Inc., and recorded a charge of $20.7 million associated with executing the integration plan. The $20.7 million charge relates to actions that impact Quest Diagnostics’ employees and operations and is comprised principally of employee severance costs. In addition, during the first quarter of 2006, the Company recorded a $4.1 million charge related to consolidating its operations in California into a new facility. The costs were comprised primarily of employee severance costs and the write-off of certain operating assets.

4)	Other income (expense), net represents miscellaneous income and expense items related to non-operating activities such as gains and losses associated with investments and other non-operating assets.

For the three and nine months ended September 30, 2006, other income (expense), net includes a third quarter charge of $4.0 million associated with the write-down of an investment. In addition, other income (expense), net for the nine months ended September 30, 2006 includes a second quarter charge of $12.3 million related to a write-down of an investment offset by a first quarter gain of $15.8 million on the sale of an investment.

5)	For the three and nine months ended September 30, 2007, the Company repurchased approximately 0.7 million shares of its common stock at an average price of $55.39 per share for $40.7 million and 2.8 million shares of its common stock at an average price of $52.14 per share for $145.7 million, respectively. For the three and nine months ended September 30, 2007, the Company reissued 1.3 million and 2.4 million shares, respectively, for employee benefit plans. Since the inception of the share repurchase program in May 2003, the Company has repurchased 44.1 million shares of its common stock at an average price of $45.35 for $2.0 billion. At September 30, 2007, $104 million of the share repurchase authorizations remained available.

6)	The following table summarizes the approximate impact of various items on year-over-year comparisons for certain revenue metrics reported for the three and nine months ended September 30, 2007, and is included for informational purposes only:

	Continuing Operations
	Three Months Ended			Nine Months Ended
	September 30, 2007			September 30, 2007

	Consolidated		Revenue	Consolidated		Revenue
	Revenue	Volume	per	Revenue	Volume	per
	Growth	Growth	Requisition	Growth	Growth	Requisition

Reported:	11.6%	(2.4)%	13.3%	4.6%	(5.2)%	8.9%

Impact on comparisons
to prior year of:
Contract change	(4.8)%	(7.3)%	1.9%	(4.7)%	(6.8)%	1.6%
Acquisitions:
AmeriPath	13.0%	5.5%	8.5%	5.8%	2.4%	4.0%
All Other	1.5%	-	0.1%	1.9%	0.1%	0.3%

7)	Adjusted diluted earnings per common share represents management's estimate of diluted earnings per common share from continuing operations for the full year 2007, before charges associated with workforce reductions and in-process research and development. Adjusted diluted earnings per common share is presented because management believes it is a useful adjunct to estimated diluted earnings per common share and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of the Company's ongoing operating performance and is on a basis consistent with previous estimates of diluted earnings per common share. Adjusted diluted earnings per common share is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to estimated diluted earnings per common share. The following table reconciles estimated diluted earnings per common share to estimated adjusted diluted earnings per common share:

Twelve Months
Ended
December 31,
2007

Estimated diluted earnings per common share	$2.80 - $2.87

Add:
Charges associated with workforce reductions	0.03
Charge associated with in-process research & development	0.01

Estimated adjusted diluted earnings per common share	$2.84 - $2.91

8)	As previously disclosed, NID, a test kit manufacturing subsidiary, and the Company each received a subpoena from the United States Attorney’s Office for the Eastern District of New York during the fourth quarter of 2004. The subpoenas requested a wide range of business records, including documents regarding parathyroid hormone (“PTH”) test kits manufactured by NID and PTH testing performed by the Company. The Company has voluntarily and actively cooperated with the investigation, providing information, witnesses and business records of NID and the Company, including documents related to PTH tests and test kits, as well as other tests and test kits. In the second and third quarters of 2005, the FDA conducted an inspection of NID and issued a Form 483 listing the observations made by the FDA during the course of the inspection. NID responded to the Form 483.

During the fourth quarter of 2005, NID instituted its second voluntary product hold within a six-month period, due to quality issues, which adversely impacted the operating performance of NID. As a result, the Company evaluated a number of strategic options for NID, and on April 19, 2006, decided to cease operations at NID. Upon completion of the wind down of operations in the third quarter of 2006, the operations of NID were classified as discontinued operations. During the third quarter of 2006, the government issued two additional subpoenas, one to NID and one to the Company. The subpoenas covered various records, including records related to tests and test kits in addition to PTH.

During the third quarter of 2007, the government and the Company began settlement discussions. In the course of those discussions, the government disclosed to the Company certain of the government’s legal theories regarding the amount of damages allegedly incurred by the government, which include alleged violations of civil and criminal statutes including the False Claims Act and the Food, Drug and Cosmetics Act. Violations of these statutes and related regulations could lead to a warning letter, injunction, fines or penalties, exclusion from federal health care programs and/or criminal prosecution, as well as claims by third parties. The Company analyzed the government’s position and presented its own analysis which argued against many of the government’s claims. In light of that analysis and in accordance with generally accepted accounting principles, in the third quarter the Company established a reserve, reflected in discontinued operations, of $51 million in connection with these claims. The Company estimates that this amount represents the minimum expected probable loss with respect to this matter. The Company does not believe that a reasonable estimate for these losses in excess of the established reserve can be made at this time. Although the Company expects that a portion of any settlement payment will be tax deductible, the amount of the tax benefit relating to a settlement payment is uncertain at this time. Therefore, the reserve was established without recording a corresponding tax benefit. Eventual losses related to these matters may substantially exceed the reserve, and the impact could be material to the Company’s results of operations, cash flows and financial condition in the period that such matters are determined or paid.

The Company continues to engage in discussions with the United States Attorney’s Office and those discussions potentially could lead to an agreement in principle to resolve some or all of the matters in the near future. There can be no assurance, however, when or whether a settlement may be reached, or as to its terms. If the Company cannot reach an acceptable settlement agreement with the United States Attorney’s Office, the Company would defend itself and NID and could incur significant costs in doing so.